Date: August 9, 2017

News Release – Investor Update

Parks! America Reports Third Quarter Results

Sales and Income From Operations Continue at Record Levels

•Q3 attendance based net sales increased by 16.0%

•First nine months reported and comparable 39-week attendance based net sales increased by 23.1% and 24.3%, respectively

•Double-digit percentage growth in attendance based net sales in 11 of the last 13 fiscal quarters

•Q3 and YTD Income from Operations increased by $195,624 and $531,935, respectively

PINE MOUNTAIN, Georgia, August 9, 2017 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its third quarter and nine months ended July 2, 2017.

The Company’s 2017 fiscal year will end on October 1, 2017 and will be comprised of 52 weeks. The Company’s 2016 fiscal year ended on October 2, 2016 and was comprised of 53 weeks. The additional week in the 2016 fiscal year occurred within the three months ended January 2, 2016. As such, Park attendance based net sales are discussed on a reported, as well as a comparable 39-week, basis for the nine months ended July 2, 2017 as compared to the prior year. (Note, reported attendance based net sales for the three month periods ended July 2, 2017 and July 3, 2016 are already on a comparable 13-week basis).

Third Quarter 2017 Highlights

Reported total net sales for the fiscal quarter ended July 2, 2017 increased by $295,363 or 16.2%, to $2,114,503, primarily driven by higher attendance and higher average revenue per guest. Park attendance based net sales increased by $291,336 or 16.0%, while animal sales increased by $4,027.

The Company generated income from operations of $1,027,539 for the fiscal quarter ended July 2, 2017 compared to $831,915 for the fiscal quarter ended July 3, 2016, resulting in an increase of $195,624, primarily driven by strong attendance sales growth.

The Company reported net income of $645,212 for the fiscal quarter ended July 2, 2017 compared to $731,649 for the fiscal quarter ended July 3, 2016, resulting in a decrease of $77,437. Excluding a one-time legal settlement gain and normalizing effective income tax rates, third quarter 2017 fiscal year adjusted net income was $605,812, resulting in an increase of $122,663.

First Nine Months 2017 Highlights

Reported total net sales for the first nine months of the 2017 fiscal year increased by $858,187, or 24.7%, to $4,333,791, primarily driven by higher attendance and higher average revenue per guest. Reported combined Park attendance based net sales increased by $800,380 or 23.1%, and animal sales increased $57,807. On a comparable 39-week basis, Park attendance based net sales increased $832,129 or 24.3%.

The Company generated income from operations of $1,398,643 for the nine months ended July 2, 2017 compared to $866,708 for the nine months ended July 3, 2016, resulting in an increase of $531,935, primarily driven by strong attendance sales growth.

The Company reported net income of $824,955 for the nine months ended July 2, 2017 compared to a net income of $653,833 for the nine months ended July 3, 2016, resulting in an increase of $171,122. Excluding a one-time legal settlement gain and normalizing effective income tax rates, adjusted net income for the first nine months of the 2017 fiscal year was $776,555, resulting in an increase of $338,222.

“The robust growth in our attendance based net sales, particularly at our Georgia Park, continued during the third quarter of our 2017 fiscal year,” commented Dale Van Voorhis, Chairman & CEO. “On a comparable week basis, we have achieved double-digit percentage year-over-year growth in attendance based net sales in 11 of the last 13 fiscal quarters. Our operations teams have done an exemplary job of continuing to deliver an outstanding wild animal safari experience to our guests while effectively managing accelerated attendance growth. They are to be commended.”

Balance Sheet and Liquidity

The Company had working capital of $2.44 million as of July 2, 2017 compared to working capital of $1.01 million as of July 3, 2016. The year-over-year improvement in working capital is primarily reflective of the strong operating cash flow generated over the trailing twelve months.

The Company’s debt to equity ratio was 0.50 to 1.00 as of July 2, 2017, compared to 0.76 to 1.00 as of July 3, 2016.

“Our strong attendance based sales growth and strong operating costs controls have driven continuous improvement in our working capital and debt to equity ratio over the past three fiscal years,” noted Mr. Van Voorhis. “Our focus remains on delivering an outstanding wild animal safari experience for our guests and our improved financial position puts us in a strong position to build for the future.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended October 2, 2016, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2016.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended July 2, 2017 and July 3, 2016

	For the three months ended		For the nine months ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Net sales	$2,110,476	$1,819,140	$4,259,657	$3,459,277
Sale of animals	4,027	-	74,134	16,327
Total net sales	2,114,503	1,819,140	4,333,791	3,475,604

Cost of sales	189,151	182,141	440,245	390,078
Selling, general and administrative	808,363	717,261	2,226,862	1,960,395
Depreciation and amortization	89,450	85,200	268,350	255,800
(Gain) loss on disposal of operating assets, net	-	2,623	(309)	2,623
Income from operations	1,027,539	831,915	1,398,643	866,708

Other income (expense), net	82,472	1,978	87,131	6,000
Interest expense	(49,799)	(52,144)	(150,819)	(163,375)
Income before income taxes	1,060,212	781,749	1,334,955	709,333

Income tax provision	406,000	50,100	510,000	55,500
Net income	$654,212	$731,649	$824,955	$653,833

Income per share - basic and diluted	$0.01	$0.01	$0.01	$0.01

Weighted average shares
outstanding (in 000's) - basic and diluted	74,674	74,531	74,632	74,488

PARKS! AMERICA, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURE - ADJUSTED NET INCOME (1)
For the Three Months and Nine Months Ended July 2, 2017 and July 3, 2016

	For the three months ended		For the nine months ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Net Income	$654,212	$731,649	$824,955	$653,833

Other income - settlement income	(80,000)	-	(80,000)	-
Tax impact - settlement income	31,600	-	31,600	-
Normalized tax provision	-	(248,500)	-	(215,500)
Adjusted net income	$605,812	$483,149	$776,555	$438,333

(1) Reconciliation of Non-GAAP Disclosure Item - Adjusted Net Income

Adjusted net income excludes income from a legal settlement and normalizes the effective income tax rates for all periods presented, which management believes provides a better indication of year-over-year operating performance.

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of July 2, 2017, October 2, 2016 and July 3, 2016

	July 2, 2017	October 2, 2016	July 3, 2016
ASSETS
Cash – unrestricted	$2,785,664	$1,482,777	$1,191,745
Cash – restricted	-	456,492	456,492
Inventory	133,573	107,573	135,424
Prepaid expenses	34,066	87,760	41,755
Total current assets	2,953,303	2,134,602	1,825,416

Property and equipment, net	6,555,394	6,432,897	6,378,210
Intangible assets, net	2,400	3,000	3,200
Deferred tax asset	375,405	777,124	-
Other assets	9,199	8,500	8,500
Total assets	$9,895,701	$9,356,123	$8,215,326

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$42,330	$24,106	$109,310
Other current liabilities	355,765	231,392	296,528
Accrued judgment award	-	372,416	304,328
Current portion of long-term debt, net	120,113	104,652	103,180
Total current liabilities	518,208	732,566	813,346

Long-term debt, net	3,026,384	3,113,603	3,139,750
Total liabilities	3,544,592	3,846,169	3,953,096

Stockholders’ equity
Common stock	74,671	74,531	74,531
Capital in excess of par	4,825,666	4,809,606	4,809,606
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings (accumulated deficit)	1,454,022	629,067	(618,657)
Total stockholders’ equity	6,351,109	5,509,954	4,262,230
Total liabilities and stockholders’ equity	$9,895,701	$9,356,123	$8,215,326